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On May 29, 2025, Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) distributed a press release containing i) an interview with self-storage industry expert Chris Sonne ii) an interview with Executive Committee member Jack Tompkins and iii) a detailed response to Allen Hartman’s most recent letter distributed on May 24, 2025. A copy of the press release, transcripts of each interview, and the letter response are provided below.

NEWS RELEASE

Silver Star Properties REIT Releases Two Podcast Interviews Highlighting Self-Storage Strategy and a Response to Allen Hartman's Most Recent Letter

HOUSTON – May 29, 2025 - Silver Star Properties REIT, Inc. ("Silver Star" or the "Company"), a self-managed real estate investment trust currently repositioning into the self-storage asset class, today announced the release of three important communications to shareholders: an interview with self-storage industry expert Chris Sonne, an interview with Executive Committee member Jack Tompkins, and a detailed response to Allen Hartman's letter distributed on May 24, 2025.
Self-Storage Industry Expert Discusses Strong Self Storage Market Fundamentals
In a comprehensive interview released today, Gerald W. Haddock, CEO of Silver Star, sat down with Chris Sonne, Executive Vice President at Newmark and a nationally recognized self-storage expert with over 25 years of industry experience, who provided strong validation for Silver Star's strategic pivot to self-storage. When asked about Silver Star's timing for entering the self-storage market, Sonne affirmed, “it’s amazing to me that there is this aggregation opportunity in self-storage. You get the economies of scale, you get lower investment rates, higher borrowing power, all the things that you have done in other sectors is now being applied to self-storage. Large institutional capital's coming in. It is a great place to invest in money that has a great return and also is steady and less elastic."
The video of the interview with Chris Sonne is available on our website at: https://youtu.be/J8_APM_bHYc
The transcript of the interview with Chris Sonne is available on our website at: https://silverstarreit.com/wp-content/uploads/2025/05/Podcast_Transcript_Chris_Sonne_2025_05.28.pdf
Executive Committee Member Provides Company History
The Company also released an interview with Executive Committee member Jack Tompkins, who provided shareholders with detailed background on the Company's transformation and the circumstances leading to the current strategic direction. Tompkins detailed how Allen Hartman's management practices and actions diverted funds and resources away from operations critical to the Company.
The video of the interview with Jack Tompkins is available on our website at: https://youtu.be/zSKsbPbPs7U
The transcript of the interview with Jack Tompkins is available on our website at: https://silverstarreit.com/wp-content/uploads/2025/05/Podcast_Transcript_Jack_Tompkins_2025.05.16.pdf

Response to Allen Hartman's Most Recent Letter
Additionally, Silver Star released a comprehensive response to Allen Hartman's most recent letter release May 24, 2025. The response provides detailed clarification on legal matters, corporate governance decisions, and the Company's commitment to maximizing shareholder value through the self-storage pivot strategy.
The Company’s response addresses what it characterizes as Hartman's "deceptive misrepresentations about deferred maintenance," noting that key executives and managers agree that asset management under Hartman was "unprofessional and irresponsible" as he "refused to authorize the necessary funds to maintain the properties or to make repairs." The response details how properties averaging 40 years of age "could not be operated properly without maintenance," and that instead of proper property management, funds were used to pay dividends the Company could not afford.
The response can be found on our website at: https://silverstarreit.com/wp-content/uploads/2025/05/EC_Response_Hartman_Letter2025.05.24.pdf

Contact:
Investor and Media Relations
press@silverstarreit.com
1-877-734-8876

Silver Star Properties REIT, Inc.
Gerald W. Haddock, CEO & Executive Chairman
Chris Sonne, Executive Vice President, Newmark
May 28, 2025, Interview

Gerald W. Haddock
Chris, welcome to Silver Star. You and I got to know each other in Maryland when we were having a trial up there and we have periodically updated our stockholders to the outstanding results up there. Judge seemed to lean pretty strongly in our favor and as a result of that, we are really doubling down with respect to the pivot, and that's the self-storage strategy. I would like you to give us your background. I'll ask you a few questions and then just let's dive in and talk about self-storage. So first, Chris, tell me about Chris Sonne.

Chris Sonne
Well, thank you, Mr. Haddock. It's great to be with you today. I love self-storage. I was a commercial and industrial real estate appraiser starting off in 1984, and I started to specialize in self-storage in the late 90s when I saw the tremendous returns of the sector. It was an emerging sector, just started to be traded publicly.

Wall Street took a lot of interest. The CMBS market emerged, and they were large lenders for storage. The institutional market started to get interested in it. So, I really focused on self-storage, started a company called Self-Storage Economics in 1998 in Southern California. We are a regional firm that was acquired by Cushman and Wakefield out of New York in 2006. I was charged with creating a national appraisal practice.

So now at Newmark, we are a global real estate services firm, and I work on the valuation advisory side. We have a team of 30 people throughout the U.S. We do about a thousand single asset self-storage appraisals throughout the United States and about $3 billion in quarterly analytics for institutional funds. I have been published over hundred times on investor surveys in this sector, expense guidebooks, and market trends I have written two books regarding self-storage economics and appraisal and have spoken throughout the country at various self-storage conferences, including throughout the United States, in Canada, Japan, and England.

Gerald Haddock
You and I have talked about some of these details. I have incorporated them in the Silver Star strategy. So I would like for you to shift into what part of your background gives you the real strong ability to evaluate self-storage in Texas, Florida, and across the Southern United States, and help companies like Silver Star tailor a strategy that you think is most adaptable, most resilient, and provide the most potential growth opportunities going forward.

Chris Sonne
We look at the supply and demand metrics in great detail of trade areas, which is unique to self-storage from other sectors. Someone might ask me how self-storage is doing in Miami, and there is data for that but what happens in one trade area to another can vary vastly within any large city or metro area.

Picking the right supply and demand metrics for a specific facility can greatly determine your yield. We have been doing that for over 25 years and collecting data to support our econometric models. That is the basis of a lot of our decisions as to where it goes. I have been an owner of self-storage. I got together with a couple of folks, and we bought 31 assets, including in Texas, and we recently exited that a couple of years ago. I understand from putting my money where my mouth is and how this works for storage.
Mr. Haddock, when I look at self-storage compared to the other sectors of commercial real estate, the data speaks for itself. If you look at the NAREIT, this is based on the publicly traded companies, so it is only maybe a portion of the equation realizing that there is a lot of privately owned real estate. It is a great metric, and it has gotten a huge market exposure. Lots of people are looking at the performance of these sectors.

Over the last 25 years, according to the NAREIT, returns by property sector, self-storage, the total yield, that is cash on cash or dividends and appreciation, the yield has been 17.63%. That is a really good return for any investment, but the next highest performing sector was apartments at 13.49%, industrial at 13.22% and retail 12.26%. This is over 25 years. Office, with all those numbers of the other sectors, over 25 years, 8.59%. So, if you drill down a little bit, self-storage in the last five years, fairly volatile market conditions, 16.72%. Office, negative 2.11%. That is just publicly traded data, and it really tells the story.
Alternatively, you can look at loan losses from the CMBS market because it is publicly available and office leads in loan losses and CMBS market. Loan losses are generally 4% to 5% on CMBS loans for total commercial real estate in the last three years.
Office leads, self-storage, less than 1%, almost unmeasurable. I have not done a self-storage foreclosure appraisal in several years, so with as many as we do throughout the country, these metrics tell you about the strong cash flow characteristics of the sector, its resiliency to turbulent times. I did a 20-year analysis of major events and how self-storage pricing went on the publicly traded REITS and self-storage generally after things like 9-11, COVID or the GFC or even the recent tariffs, self-storage when it declined was less than other sectors. And so, it was more stable. If you look at things like standard deviations on the returns I mentioned, it's also more stable. So, it's less elastic, less up and downs, slow and steady. It is, as people like to say, it is not a sexy asset class. It is not much to look at unless you like making money.
Gerald Haddock
I have had people ask me, “Gerald, you built with Richard Rainwater Crescent Office Towers in Dallas, The Woodlands in Houston, and Trammel Crow Center, which I negotiated directly with Harlan Crow and Ray Hunt’s building in Dallas Fountain Place. How in the world did you get into self-storage? After looking at some of the building, Gerald, can you go apply your Crescent style, Ritz Carlton style of cleanliness, management, et cetera?” I said, “I'm right on it.” After that, I had my first full townhouse meeting with tenants at one of our properties and started tours with shareholders with respect to those properties, because it is a different class. Our shareholders, just like you and me, like making money and that is why we are headed in this direction.

You have cited the historical data. What about the opportunity set going forward? I am not asking you to predict at all. Tariffs interrupt everything. It is more internationally related, but tariffs do have an impact on what the Federal Government does with respect to lowering 10-year treasuries, which could have a roll down fact on cap rates up or down, depending on what happens, what the outlook in the market is. It is difficult to predict in a short-term basis, but if you roll the clock and put more of a macro hat on rather than a micro hat, point to the circumstances going forward that would tend to reliably support what you see has contributed to the excellent performance by storage compared to the lesser performance in all generally real estate sectors but particularly with respect to commercial office.
Chris Sonne
Self-storage, looking forward, I would say first of all, the supply and demand metrics are strong. New construction for self-storage has declined because costs have risen. Mr. Haddock, the cost of steel and other things that have skyrocketed. Self-storage, new construction projects are put on hold. There is not as much threat of new construction.
The projects that were once feasible may no longer be because of costs. So, the new construction has slowed down, meaning the supply and demand metrics are stronger. I would say in general, for a sector, it is at least at equilibrium, and this is while the country continues to grow in population. I think also, exactly as you said, there is a sort of cautious optimism about the sector in part because of its historic returns, and the amount of new capital coming into the sector by institutional investors.
We call them crossover investors. People that maybe were in an office or were in apartments who really like working with self-storage. Let’s face it, dealing with a lot of stuff that people store is easier than dealing with actual people or tenants. These contracts are not leases. They are 30-day contracts. You can raise rents when you wish and if they don't pay, then you can auction their stuff, which is a big motivation.

Remember that part of the reason people store, people complain that we have too much junk maybe that's part of it, but a lot of it really is driven by emotional memories. I've looked at a lot of self-storage units in many states and what are you going to do with grandma's plates? I myself have my grandmother's piano and although I do not play, I am not going to be the one in the chain of posterity that sells that piano.
So, I think there is a general optimism about the sector going forward, given this applying demand fundamentals. There’s a lot of market sentiment today that there will be Federal declines in interest rates, which correlate nicely with self-storage cap rates, suggesting that there is going to be some movement downward in cap rates. In the last six quarters of our investor survey, cap rates have been fairly stable, bouncing around up or down five, seven basis points, but fairly stable. So we think investment rates have room for improvement in this sector to go down, leading to higher yields and on a relative basis, if you compare your self-storage to other sectors, it generally has had higher cap rates in the first place. It’s interesting the NAREIT index, National Council of Real Estate Fiduciaries, which aggregates data from private entities. It's interesting, it's comparable to the public side of the NAREIT data that is publicly available. NAREIT interestingly had this large fund where institutional investors went in called the Odyssey Fund, but it was separate from the core funds.
What is really interesting is they are now in the process of moving self-storage from essentially an alternative sector into the core funds, which so many are arguing that self-storage actually is now a core asset, which may bring down lower borrowing rates, which may bring down interest rate or cap rates and investment rates in general as well. So, there is a lot of a brand-new REIT, self-storage REIT start off a smart stop this year, despite the turmoil, the market confidence in that.
They have met or exceeded their strike price on their public offerings. It demonstrates a lot of confidence in the sector and as you know, Mr. Haddock, confidence is a huge part of real estate.
Gerald Haddock
I have and obviously I know many of the syndicate members that were in that group and know that company and it actually was a blockbuster IPO showing a lot of capital. You and I understand that capital movement determines not only treasury yields coming down, but also the cap rates coming down and making property, grow after hopefully one has had an opportunity to buy in at a higher cap rate at a better investment entry point. My view is there is an extremely good opportunity for this company, Silver Star, right now. Neither one can predict with accuracy on this, but I will make the business judgment having made the judgment to buy Crescent. When everybody else said we couldn't do it, that now is the time to buy self-storage. That's my judgment. Is that reasonable?

Chris Sonne
It is. I think as you see more the other interesting thing is how self-storage is still, depending on what data you want to look at, but two thirds of self-storage is not institutionally owned. It is moms and pops out there that own one or two and some people own four or five, or there are smaller regional companies, 10 or 12, or the company we had that had 31 in four states, so the ability to build up a portfolio to aggregate that is how SmartStop got started. They bought their first one 20 years ago, and now they go public on a multi. I don't know, how much did they go out for?

Gerald Haddock
$800 million.

Chris Sonne
$800 million, and that is not all of their portfolios, all of their REITs. They still have a privately traded side so, it is amazing to me that there is this aggregation opportunity in self-storage. You get the economies of scale, you get lower investment rates, higher borrowing power, all the things that you have done in other sectors is now being applied to self-storage. Large institutional capital's coming in. It is a great place to invest in money that has a great return and also is steady and less elastic. So, that's been recognized, and I think with them, look at this sector that needs, that could do with more aggregation of the facilities and so many are privately small owned, tremendous opportunities. I agree with you.

Gerald Haddock
Thank you. This was fun. I think you have covered this sector this time with respect to the historical features and the outlook as well as it could possibly be done and I want to thank you for that. You know what I look forward to? I look forward to you not buying some of Silver Star, but me buying some of your organization. You have built my confidence, and I want to thank you for that. I know you will help us with metrics with respect to what we are buying and valuations where needed going forward. I really look forward to discussing those further.

Chris Sonne
It is a pleasure, Mr. Haddock.

Gerald Haddock
Thank you. Have a good day.

Silver Star Properties REIT, Inc.
Gerald W. Haddock, CEO & Executive Chairman
Jack Tompkins, Chairman
May 16, 2025, Interview

Gerald W. Haddock
Good morning. We are delighted to have with us this morning, two of the three Executive Committee members, and I want to welcome Jack Tompkins. Jack, thank you for jumping in to interview with us today. I want this to be very informative, transparent, and really give a good state of the union. You have total license and you can do exactly what you want to do. This is your story but I want to start by giving the shareholders an opportunity to get to know you, your background, your history experience in business, experience with Mr. Hartman, how long you have been with the company, and then a little background on the operations of the company over the decade or so that you were with it. So, with that, Jack, start from the beginning.

Jack Tompkins
I was very privileged to be able to attend Baylor University. Baylor University has one of the best accounting programs in the state. I attended and received a BDA. Shortly thereafter, I received a Master of Business Administration concentrating in accounting and finance, but really all areas of the school of business.

I wanted to become a CPA and with the background that I had at Baylor, found passing the CPA exam was not all that difficult and became a CPA. I joined a CPA firm known as Arthur Anderson and Company and I was with them for 15 years.

It was a great experience. Arthur Anderson was kind of the gold medal firm at that time. And after that, one of my clients, asked me to join them and become their Senior Vice President and their Chief Financial Officer. I had about seven different Vice Presidents reporting to me in all areas of the company. So, I believe I added a lot of value there to that company and trained some really good people at the same time.

After nine years, I rotated out because I wanted to be an entrepreneur. My first venture was to actually form a REIT that was very fulfilling to me. I knew quite a bit about real estate and about finance and public companies.

So, I joined with a partner, and we formed a group specializing in the real estate of automobile dealers on a nationwide basis. Doing all that, we got some of the best firms to sponsor us as far as taking the company public.

And just at the moment we were getting ready to go public, I got a call from another public REIT asking me if I would be interested in selling to them or if I really wanted to run a REIT. I thought about it long and hard and just looked at the financial aspects of it. I sold it to the public REIT, and it turned out to be a very good venture

Not long after that, Crescent Realty, one of the largest REITs on the New York Stock Exchange, asked me to join. I was Executive Vice President and Chief Financial Officer. I further honed my skills in the REIT and the real estate business at that time. After Crescent, I rotated out and started buying companies and selling companies and forming companies from scratch.

I had a very profitable time, a very enjoyable time in the entrepreneur field. In about 2009, my friend Al Hartman, realizing that I had a whole lot of experience in the financial field, the audit field, and in the REIT field, asked me if I would be one of the first board members for his enterprise.

Gerald W. Haddock
One little quick question here. The best way to learn how to run a company, to understand the company and to know the financial and the operating side of it is to be an auditor and start with the cash and see how it turns into revenue, expenses, control it and results. Is there truth to that? And does that help you in your entrepreneurial experience?

Jack Tompkins
One of the main reasons I wanted to enter the audit field from the very beginning is that I wanted to learn the business from the bottom up and being just a newbie right out of the university, jumping into auditing where you're starting with cash, you're looking at receivables, I had multiple clients and so I could see those that were very well managed and those that were not, also I saw failures among clients as a result of that. So, from a learning experience, I think public accounting was just a fantastic privilege for me.

Gerald W. Haddock
Go ahead with what you did after the sale of your REIT to a public company.

Jack Tompkins
So, in 2009, my friend, Al Hartman, we had known each other for quite some time and he realized that I had a lot of business experience along with the REIT, audit, finance and other aspects, asked me if I would be on the board of directors of Hartman XX as it became a public non-trading REIT and as a result of those items, I felt like I was properly qualified in my friendship with Al then I agreed to become one of the directors.

Gerald W. Haddock
What was your experience with the beginnings of your relationship with Mr. Hartman? You mentioned that Mr. Hartman, a friend, asked you to come in because of your expertise. How did the friendship develop?

Jack Tompkins
Actually, Al and I met each other at church. We found that we had a lot in common, so we found ourselves at church on a regular basis, just chatting and we chatted about a large range of topics.

Some of them were church related and a lot of them were business related, family related and so forth. So, over a period of years, we got to know each other fairly well.

Gerald W. Haddock
At that time, did you have significant confidence in him?

Jack Tompkins
Al seemed like he was an upright citizen. Seemed like he was a knowledgeable businessman, and he seemed like he was committed when he raised money to his shareholders. It seemed like to me that he really wanted them to have a good return.

Gerald W. Haddock
I want to cover your background. I want to talk about where we are today. There’s nothing more important than the present, the future, what we're doing, so I'll just ask you one simple question. What did you in the early years learn about Mr. Hartman that led to the decision that was made in late 2022 when the executive committee was formed?

Jack Tompkins
Over the years, as I said on the board, I noticed that Al was more and more detached from the company. At the beginning, he seemed like he was very involved with the company and very determined for it to be successful and over the years, he seemed to delegate more and more to his other officers and just really not seem to really be aware of much of what was happening in the company.

Even though he was a chairman and CEO in the board meetings, oftentimes he was asking basic questions to the management team. So, Al became more detached from the business and through a period of time, I realized that he was just so busy with his political endeavors, with his nonprofit endeavors, all of which were worthwhile.

The problem was that he was delegating everything to his officers and did not even really understand that much about what was happening in the company. I think that that was a real shame because that led to the beginning of the demise of Hartman XXII.

Gerald W. Haddock
What was your reaction when Raymond James advised the board that the company was burning cash in the summer of 2022, negative cash flow and Mr. Hartman disavowed it, said it was not true and your feelings about the situation at that time.

Jack Tompkins
Well, numbers don't lie and we had the numbers that proved that we were moving into a negative cash flow situation, especially if we did not discontinue the dividend, even though I was demanding that we continue the dividend, the numbers said we just simply did not have the cash to pay the dividend and so that was a decision right there where the board decided this is not working out very well. Can we really afford to have Al as our leader? We began thinking about that at that time when we had the demand from Al that Hartman XX put the dividend on hold.

Gerald W. Haddock
Was it an easy discussion or was it a strong pushback?

Jack Tompkins
There was a strong pushback. Al kept insisting that the company should not discontinue the dividend. Our heart said the dividend should continue, but our financial analysis said if we continued the dividend, the company is going to very quickly move into a financial situation.

Gerald W. Haddock
Was there anything unusual that came to light in connection with this suspension of the dividend by the board in terms of Mr. Hartman's ownership in the company?

Jack Tompkins
Well, take a look at the dividends that were coming out and they were very substantial, which was fair since he had a significant state and the shares of the company but after the dividends were discontinued, then it came to our attention as a result of an employee that
Al was continuing to accept misappropriated funds, and the guys had divided them, but it could not have been a dividend because the dividend had been discontinued. So, the board at that time became very concerned. We did an investigation. We realized that Al had received over $200,000 in funds from the company, which he was not entitled to and of course, part of the board's responsibility is to safeguard the funds. They really belong to the shareholders. They do not belong to Al and Al was using the company almost like a piggy bank. He needed $200,000, so he just took it and at that time, the board took a hard look. We met with Al on more than one occasion and demanded that he return the funds to the company and he was not very interested in doing that. He came up with excuses for why he did not want to return the funds and then he offered to return the funds in the guise of shares being repurchased by the company. The Board said, “Al, we are not buying any other shareholders' shares from them so we cannot buy your shares, and we need those funds back in the form of cash. They came out of the company in cash, and they need to go back in the company in the form of cash.” After repeated insistence from the Board, he did return the funds to the company.

Gerald W. Haddock
Do you remember Jack, at this time who was on that Board? We had five Board Members, the three of the Executive Committee, Mr. Hartman and one other.

Jack Tompkins
I believe Horst Shulte was our other member. Jim Still was on the Board at the same time.

Gerald W. Haddock
Did Horst participate in the decision to get the money back?

Jack Tompkins

Horst was probably the most demanding. He had never seen anything like this. He was, I think, outraged that cash needed to come back to the company because it was the company’s cash.

Gerald W. Haddock
Was this the beginning of your questioning the trust you had in Mr. Hartman from the beginning when you called him a friend and decided to come into his company with him?

Jack Tompkins
I must admit, I still consider Al a friend, but friendship does not have anything to do with taking money from the company that you are not entitled to. You have got to put that money back and you have got to make sure that this never ever happens again.

Gerald W. Haddock
Was that the same feeling that all the members of the Executive Committee had going forward? At the time that October 2022 came around when Al was removed as CEO, describe those circumstances and the attitude of the Executive Committee with respect to that transformational change, and the practicalities of it.

Jack Tompkins
I believe that no one on the Board really had animosity towards Al. We really respected him for forming the company and being the CEO over the years, but friendship has absolutely nothing to do with the Board's responsibility to look out for the best values of the shareholders.

We started taking a hard look at Al's qualifications to continue managing the company and even though we had no animosity toward him, we did have to protect the shareholders. When we realized that we had discontinued the dividend; that he had taken money from the company to which he wasn't entitled; and then we found that even though the Board had told him that his number one priority was to get $259 million of debt refinanced, (when we instructed him to do so, interest rates were unusually low). He could have, with careful attention, had that debt refinanced on a 10-year basis at a very low rate but because of his pride he kept trying to negotiate a better deal while he was distracted with his other activities, interest rates moved significantly. All of a sudden, the company could have nailed down a 10-year debt at a very cheap rate, the opportunity escaped from us and all of a sudden the company was in real danger because we had $259 million in current assets because the debt was coming due in just a very short number of months. Al did not have a plan to refinance that debt, which meant that the lenders would have seized the company, sold the assets and the shareholders would have received nothing. That would have happened if the Board had not aggressively taken action.

Gerald W. Haddock
Well, the Board did it in two steps. He was removed as CEO and then you mentioned the negotiation side of it. Did the Board attempt after the Executive Committee was formed to solve this problem and do you recall the situation in around March of 2022, the long negotiating session that we all had with him.

Jack Tompkins

I must say even after we relieved Al of his responsibilities as CEO, just because we lost complete confidence in him, we had no animosity toward him and in order to try to soothe the situation, we offered him the position and he accepted the position of Executive Chairman, a paid position, with an attractive salary.

So, we were looking forward to going forward with Al taking advantage of any expertise or contacts that he had so that we could build a company and he led us to believe that he was very interested in being part of the company and moving forward, but in March, I sat down with Al, the existing members of the board and Al in a negotiating session to try to smooth everything out so the company would have a very straightforward path and we actually negotiated with Al for 10 hours. At each point of the negotiations. We agreed as to what the process would be for going forward. We wrote it down and at 10 o'clock at night, when we were ready to sign the agreement to get rid of any type of barrier to moving forward, he refused to sign the agreement. And that's when we knew for sure that Al was on a completely different trajectory from the rest of the board.

Gerald W. Haddock
He stayed as a Board Member, but he was removed shortly after that as Executive Chair of the Executive Committee

Jack Tompkins
That is correct. We had him as executive chairman with the salary, with the idea that he would cooperate, that he would be a part of, that he would help the company grow moving forward and in March, in that meeting, we discovered that his personal interests were held much higher than the interest of the other shareholders and the Executive Committee and that cannot exist. All shareholders need to be treated equally, including Al with all the other shareholders. We are not going to elevate Al and his interest above the interests of the other shareholders.

Gerald W. Haddock
So, let us take this opportunity to accelerate forward. The Board went forward, the Executive Committee went forward, moving later in April of 2023 to adopt a pivot plan, which was effectively started by Mark Torok, who we brought in as CEO in order to, (and we acquired Southern Star) assist in managements of Southern Star. All of that has continued since that period right up to today, including through the bankruptcy filing and all of that. Now I want to jump forward to where we are in your understanding in observing this.

And I want you to tell us about how the executive committee functions, which gives you the in-depth insight and the ability on a regular basis to advise and counsel every aspect of this company and where the company is today with respect to its self-storage pivot.

Jack Tompkins
Now, after Al was terminated and the executive committee was formed, and one of the things the executive committee began doing was studying what was in the best interest of the shareholders as far as the investments of the company. And for months, we studied the self-storage business and as we did that, we came to the firm conclusion that the self-storage business would be the type of business that would increase the value of the company, increase the value to the shareholders. We did that very diligently. During that period of time, the executive committee was actually meeting weekly in order to make sure that we knew everything that was happening in the company, we were understanding cash flow.

We were taking a look at the pivot or the transition from being invested in mainly class B and C office buildings and to self-storage. And again, our study, our strategy, which included taking advice and engaging outside experts to help us do the evaluation that self-storage was the way to be. That period of time acquired Southern Star, which was actually owned by a time by Mark Torok, who we had hired to be our CEO. So, by acquiring Southern Star, we accomplished a couple of major objectives. One of them was that we got rid of any conflict of interest that Mark might have because Southern Star was now part of Hartman XX. The other thing is it brought self-storage into the company, and we could start developing the expertise that we needed in order to grow a large public self-storage business.

Gerald W. Haddock
If we take up and there are items between here that I want to cover at some point, what has happened recently in terms of new opportunities that are presented to Silver Star as we speak with respect to aligning the performance of these self-storage properties with a potential capital raise?

Jack Tompkins
We want to grow the company because growing a company means that we have greater ability to raise funds, but we can pay dividends and so that is the focus. Our focus of the Executive Committee is on the shareholders paying distributions to the shareholders. Very recently we obtained a commitment, a letter from Emerson Equities, for an equity for a raise of $50 million we can use to expand our self-storage business. I believe that that would probably just be one of many, but it would be a very, very strong start as we move forward.

Gerald W. Haddock
Emerson Equities decided to do that as a result of the performance turnaround at Southern Star and the prospective ability of Silver Star in the field property management.

Jack Tompkins
The letter from Emerson Equity offering to help us raise $50 million is not to be taken lightly. A firm in the equity raising business will not issue a letter like that unless they have a lot of confidence in management and the strategy of the company and where the company is going. They want to make sure it is well managed, and that the management of the company can execute all that strategy. So again, it is a big win for the shareholders to be able to raise $50 million as we grow the company. But it is one strong endorsement of the management that we have here at Silver Star.

Gerald W. Haddock

Tell us about the situation that materialized in 2023 with respect to the market conditions, actions by Mr. Hartman to impede sales, the necessity to refinance, and just the general situation from your observation.

Jack Tompkins
Al’s inability just did not get the job done as far as refinancing the company's debt; that haunted us through 2023. We should have been able to have that low interest debt and instead the executive committee is scrambling to try to make sure that the responsibilities that the company has are satisfied. At the same time, Al is doing everything that he can to get the executive committee to give him a much better deal than the other shareholders. Then he can go away. That was the offer that he made to us was “if you'll pay me more than what my stock is worth, then I'll go away and leave you alone.” In particular, he was demanding our five best buildings in exchange for his stock and other liabilities. So, the board of directors looked at that and said, “Al, we're not going to treat you any better than the other shareholders. You have to be on the same level playing field as other shareholders.”

“So, your request to get our five best buildings, just make you go away is a non-starter for our company.” We were having that discussion. We are moving forward with the sale of certain properties because you have to raise cash because you have not arranged for refinancing of the debt. The EC is scrambling to get the debt refinanced to come up with a new debt. And as we are very, very close to getting that new debt, Al filed a lien on some of our major assets called lis pendens. Later on, not only did it have the EC scrambling, but it also had our potential lender scrambling because all of a sudden it looks like we have a liability on our assets that were not previously disclosed. Well, later on in Maryland litigation, the court ruled, and Al admitted that he didn't have any interest at all in filing the lis pendens. They did it just simply to interfere with what the EC was doing to try to maximize value to the shareholders. He was much more interested in burning the house down than he was in creating value for shareholders.

Gerald W. Haddock
Thank you for your time, Jack, you have done an outstanding job. Your service on the Executive Committee, history with the company, institutional knowledge is valuable for every one of these shareholders and has been an aid not only with respect to the oversight controls from an audit perspective that have really been emphasized with the formation of the Executive Committee, with the in-depth analysis of it and it is a pleasure to go forward with you. Thank you for today and we look forward to visiting again.

Jack Tompkins
It is a privilege to proudly to serve.

Gerald W. Haddock
Thank you.

Executive Group Response to Hartman’s Letter of 5-24-2025

May 29, 2025
Dear Shareholder:
The executive team at Silver Star continues to apologize directly to you for the disruptive environment promoted by Hartman’s desperate attempts and irrational behavior. Response to his falsehoods and misleading information is necessary to keep you properly informed. We remain committed to keeping you updated and informed on the status of our turnaround and Hartman’s value destructive and misleading attempts to thwart.

Hartman’s misrepresentations regarding certain legal matters:

Our recent emergency motion, filed over objection by Hartman, was filed because he would not agree to a status conference with the judge to discuss a proper shareholder meeting that avoided a disenfranchisement of shareholders, resulting from a potential SEC stop order or other SEC involvement preventing a successful stockholder meeting.
    These are not delay tactics. These are to ensure that a proper stockholder meeting is held for the stockholder's benefit. Let's address again Hartman’s claim of legal victory. We wouldn't claim that we’d won four out of five points that were being litigated when the trial judge said that Hartman “admitted that he had lied,” “embarked on a campaign to either take back control of the company or extract valuable financial consideration in exchange for his departure,” and “tried to strong-arm Defendants into signing over five valuable properties to avoid a proxy fight.” Hartman is again doubling down falsely. In fact, Gerald Haddock volunteered to hold an annual meeting while he was on the witness stand and noted he had previously agreed to it before trial.
In Adrienne Collins' podcast, she said that Hartman was adamant that Silver Star be liquidated and wound up, and he was interested in “burning the house down.” Her statements are corroborated by outside counsel to Silver Star from a conversation that they both had with a representative from the Department of Labor.
Hartman’s misrepresentation about holding an annual meeting:

Hartman’s claim that Silver Star opposes a shareholder meeting is false. Silver Star has had only one annual meeting shareholder vote since its formation. No annual meeting shareholder vote happened during Hartman’s tenure. The only annual meeting vote occurred when the Executive Committee directed the recent consent vote which has been affirmed by Maryland courts. Hartman fought this very hard. First Hartman tried to stop the votes, and then he tried to stop the counting of the votes. Hartman got an order that the votes should not be counted. On May 20, 2025, the same judge in an opinion where he used the words “he had lied,” “extract valuable financial consideration,” and “strong-arm” in reference to Hartman, ruled that the votes should be counted. Silver Star was not opposed to an annual meeting. In fact, Gerald Haddock in his deposition and at trial said that there was no opposition to an annual meeting. However, as the Judge stated in his recent opinion, Silver Star reasonably believed it “could not trust Plaintiff [Hartman] to act honestly and appropriately at the annual meeting in light of the fact that he admitted to bending the truth and improperly using the judicial process to seek leverage over the Defendants [Silver Star].” That “bending of the truth” in our opinion is just something we will all have to overcome with Hartman.

Hartman’s illogical reasoning:
Hartman argues that he is logical and financially prudent and would not cause his own demise. For him to jeopardize his own net worth is one thing but for him to imperil yours is another. It is unprecedented for the head of a company to make distributions to himself when distributions to the stockholders had been halted. He even made distributions to himself in cash and refused to return the cash until he was forced to do so by the Executive Committee. He filed an illegal lis pendens (in the midst of sales) against Silver Star’s assets and cost the Company millions of dollars and valuable time. As a result, the properties lost market value and you lost money. These irresponsible and illogical actions are just some of the reasons that Hartman finds himself and his other companies in the midst of a multi-million-dollar lawsuit in Harris County. Silver Star with the help of the same attorney that forced Hartman to admit that he had lied to you will attempt to get the money back that Hartman cost you. That lawsuit and his loss of reputation is what fuels Hartman’s irrational actions, not returning your investment.
Hartman’s deceptive misrepresentations about deferred maintenance and awards:
Key executives and managers of the Company agree that, the management of the assets of the Company under Hartman was unprofessional and irresponsible. He refused to authorize the necessary funds to maintain the properties or to make repairs. Some of the assets are 40 years old and could not be operated properly without maintenance. Instead of managing the properties as we suggested, he used the money to pay dividends, which we could not afford. Even when he stopped distributions, he still would not let us professionally manage the properties, as a result the properties lost tenants and value.
As Gerald Haddock states, “I know the Ritz’s quality and the quality of Ritz Carlton. First, Ritz Carlton is a AAA management company which generally manages Class AAA Hotels and based on personal knowledge from Crescent’s use of Ritz Carlton as a Management Company on Class A Hotels, Hartman’s management is not on the same planet with the well trained, disciplined and well capitalized Ritz properties.”
To pride himself in a “national award” from RedNews (a regional marketing publication, at best) is laughable. According to David Wheeler, President of Silver Star, “Hartman’s pride in such a pay-to-play type local award is misleading to shareholders.”
While Hartman lists misleading expenditure numbers, he ignores how he deferred proper maintenance and the corresponding cataclysmic snowballing effects on properties averaging 40 years of age. As Lou Fox states, “most of the expenditures that Hartman mentions were tenant improvements that he made while keeping occupancy flat at 80% within Silver Star over those years.” Hartman’s bloated general and administrative expenses, including oversized staff, were not enough to compensate for lack of proper repair, maintenance & replacement programs resulting in excessive tenant turnover. As David Strickland says, “The company's failure to address deferred maintenance under Hartman has resulted in a decline in the value of its legacy asset portfolio. It has not met tenants' expectations of building standards on multiple levels. We have been working diligently for our tenants and vendors since the inception of Silver Star to resolve all the deferred items identified during the initial investigation, with limited funds available.”

601 Sawyer, Suite 600 | Houston, TX 77007 | 800-880-2212 | www.silverstarreit.com

Hartman’s excesses & losses sharply reduced:
As the Executive Committee took over, it sought to right-size the organization and eliminate Hartman’s excesses. As the company pursued an orderly disposition program, people were employed over time at a level necessary to successfully manage the remaining properties.
The fire sale of the Self-Storage and Walgreens assets immediately, as Hartman proposes, would be a disaster. We invite you to look at the definitive proxy material which we expect to file shortly, and we will have more economic analysis with respect to the risk factors regarding the disposal of these assets in liquidation. We are confident that Hartman has little intention of disposing of assets as he had no practice of selling assets in his last four years as CEO although he was encouraged by executives and outside advisors to do so.
The shareholder meeting is now scheduled for July 7th. As Gerald Haddock states, “if I could have one wish on the face of this earth, it would be for Hartman as the “by far largest shareholder,” to act at any time in the best interest of the remaining shareholders.” As the court pointed out in this recent opinion, and then put it in the paragraph about strong-arming, his only effort to resolve something, is as stated by Gerald Haddock “to take our five best assets at a low price in exchange for his overvalued stock at a high price by constructing as an offer an exchange of one for the other.
We're not going to allow a strong-arm tactic to be implemented as being in the best interest of the shareholders. That's all Hartman has done from the beginning, and it seems likely that he will continue to try that until he hopefully has been stopped by actions of the shareholders and the courts.
What we do know is that Hartman has not done anything, in our opinion, to preserve value and to lay a foundation to return capital to you as soon as possible.
We are in the Fourth Quarter and look forward to finishing the job you gave us.

Forward-Looking Statements: This letter contains certain forward-looking statements. Because such statements include risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and you should not place undue reliance on any such statements. Several important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this letter speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Sincerely,
Gerald Haddock
CEO, Chairman of the Board,
Chairman of the Executive Committee

David Wheeler
Chief Operating Officer

601 Sawyer, Suite 600 | Houston, TX 77007 | 800-880-2212 | www.silverstarreit.com

Lou Fox
Chief Financial Officer

Chester Grudzinski
Interim Deputy General Counsel and Compliance Officer

David Strickland
Director of Asset Management

601 Sawyer, Suite 600 | Houston, TX 77007 | 800-880-2212 | www.silverstarreit.com

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC
The Company has filed a Preliminary Proxy Statement with the SEC on May 19, 2025 in connection with the court ordered 2025 Annual Meeting and intends to solicit votes for the Pivot Strategy adopted by the Executive Committee and such other matters as the Executive Committee, at the discretion of its Chairman, determines to consider. The definitive Proxy Statement will contain important information about Silver Star, the court ordered annual meeting and the opportunity to vote whether to execute and pivot the Company into the self-storage real estate class. Shareholders are urged to read the definitive Proxy Statement carefully when it is available.
Upon completion and filing of our definitive proxy statement, Shareholders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Silver Star on the SEC’s website (www.sec.gov). In addition, shareholders will be able to obtain free copies of the Proxy Statement from Silver Star by following the instructions provided in the Proxy Statement.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement to be filed with the SEC. As of May 19, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 1,172,436 shares, or 1.74%, of Silver Star common stock. Allen Hartman beneficially owned approximately 5,006,412 shares, or 7.43%, of Silver Star common stock. Additional information regarding the interests of such participants will be included in the definitive proxy statement that will be filed with the SEC and available free of charge as indicated above.
###
Forward-Looking Statements: This press release contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate; the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the

601 Sawyer, Suite 600 | Houston, TX 77007 | 800-880-2212 | www.silverstarreit.com

continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

601 Sawyer, Suite 600 | Houston, TX 77007 | 800-880-2212 | www.silverstarreit.com